Exhibit 10.1
March 22, 2006
Mr. Henry Hirvela
3427 East Rancho Drive
Paradise Valley, AZ 85253
Dear Henry:
The senior team at VistaCare has enjoyed getting to know you over the past several weeks, and we appreciate the opportunity you have provided to help us gain a solid understanding of your abilities relative to the opportunity at VistaCare. We are pleased to extend to you the following offer of employment.
Position: As we discussed over the telephone, we are offering you the position of Chief Financial Officer for VistaCare. In this position, you will have responsibility for building and operating a quality finance organization to include audit, control, financial reporting/analysis, treasury and analytical support for the business. In addition, the Chief Financial Officer will be a key member of the executive team and participate extensively in setting corporate strategy, evaluating M&A opportunities and evaluating strategic financing options. The Chief Financial Officer also has management oversight for VistaCare’s Technology Department. Reporting to you will be the Controller and Associate Vice President of Technology. A description of the CFO position is enclosed.
Salary & Benefits: Your base salary is established at $250,000 per annum with a target bonus of 40% of base salary. The annual bonus is based on meeting specific company and personal objectives that we will jointly establish.
In your role as CFO, you will also receive 50,000 incentive stock options to be priced commensurate with your date of hire. These options will vest twenty percent (20%) per year over a five-year period. Within the first thirty days of your employment, you will also receive an initial grant of restricted stock in the amount of 24,000 shares. These shares also vest at a rate of twenty percent (20%) per year over a five-year period.
In addition to the described compensation, you will be eligible for all other VistaCare benefits, including medical, dental, life, disability insurance, 401(k) retirement plan, deferred compensation and other employee benefits.

Mr. Henry Hirvela
March 22, 2006
Page two
Severance Entitlements & Change of Control: We are also enclosing a management agreement that includes severance entitlements in the event of your employment termination, and accelerated vesting of options/stock and eligibility for other compensation provisions under certain circumstances in the event of your employment termination resulting from a change of control. Please sign and return a copy of this agreement upon your acceptance of this offer for employment.
All employment at VistaCare is considered to be “at-will.” Nothing in this letter creates or implies a contract of employment.
Henry, we eagerly anticipate the insight and capability you will bring to our future, and we look forward to a mutually enjoyable professional relationship. Please indicate your acceptance of this offer by signing and returning a copy of this letter.
Sincerely,

Richard R. Slager	David W. Elliot
Chairman & Chief Executive Officer	President & Chief Operating Officer

/seh
enclosure — Management Agreement

cc: John Crisci

AGREED & ACCEPTED:

Henry Hirvela	Date